 Exhibit 99.1

Quantum Computing Inc. Reports Third Quarter 2025 Financial Results

HOBOKEN, NJ – November 14 2025 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative, integrated photonics and quantum optics technology company, today released financial results for the three and nine-month periods ended September 30, 2025.

Dr. Yuping Huang, Interim Chief Executive Officer of QCi, commented, “The third quarter marked another important step forward for QCi as we strengthened our balance sheet, deepened commercial and government relationships, and advanced our roadmap toward scalable quantum and photonic manufacturing. Revenues increased 280% year-over-year for the three months ended September 30, 2025, reflecting our sales progress and increasing demand for our products, including a recent sale to a top 5 U.S. bank.

“We ended the third quarter with $352 million in cash and $461 million in investments, and subsequent to the quarter raised an additional $750 million, giving us a substantial liquid position of over $1.5 billion today to execute our long term growth strategy. Our integrated photonic approach continues to differentiate QCi as we work to bring practical quantum technologies out of the lab and into the hands of people. We remain focused on technical execution, strategic hiring, and thoughtful scaling of our foundry and quantum systems to meet growing global demand.”

Third Quarter 2025 Financial Highlights

●	Third quarter 2025 revenues totaled approximately $384,000 (33% gross margin) compared to $101,000 (9% gross margin) recorded in the third quarter of 2024. The increase in revenue is primarily due to increases in the number of, size of and level of effort performed on research and development services and custom hardware contracts. The Company also started to recognize revenue for cloud-based access to the Dirac-3 quantum optimization system during the three months ended September 30, 2025. Gross margin can vary at our current revenue levels. Accordingly, the year-over-year variation is not significant.

●	Third quarter 2025 operating expenses totaled $10.5 million compared to the previous year’s third quarter operating expenses of $5.4 million. The year-over year increase reflects continued investment in research and development, engineering, and manufacturing as we position the Company for long-term growth.

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The Company reported a net income of $2.4 million, or $0.01 per basic share for the third quarter of 2025, compared to a net loss of $5.7 million or a loss of $0.06 per basic share for the same period of the previous year. The increase in net income this quarter was primarily due to a gain of $9.2 million from the mark-to-market of a derivative liability, plus interest income of $3.5 million.

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Total assets at September 30, 2025 were $898.2 million, increasing from $153.6 million at December 31, 2024. Cash and cash equivalents at September 30, 2025 increased by $273.5 million to $352.4 million from year-end 2024. Investments as of September 30, 2025 totaled $460.6 million. During the third quarter, the Company raised gross proceeds of $500 million through a private placement of common stock. Subsequent to the close of the quarter, the Company raised gross proceeds of $750 million through an additional private placement of common stock.

●	Total liabilities at September 30, 2025 were $20.3 million, a decrease of $26.0 million compared to year-end 2024, driven primarily by a $25.8 million decrease in the derivative liability related to the QPhoton warrants.

●	As of September 30, 2025, the Company had shareholders’equity totaling $877.9 million.

Third Quarter 2025 Operational Highlights

●	Expanding Commercial Traction for Quantum AI and Cybersecurity Solutions: During the third quarter, QCi achieved further commercial progress across its quantum AI and cybersecurity offerings. The Company announced a purchase order from a top 5 U.S. bank for its quantum security solutions, the first U.S. commercial sale of its quantum cybersecurity solutions, marking a key milestone in validating its quantum security platform for real-world use cases.

●	Advancing Strategic Partnerships with NASA: QCi continued to strengthen its collaboration with the National Aeronautics and Space Administration (NASA) during the quarter, progressing on its previously announced project with NASA’s Langley Research Center. Under the program, QCi is applying its Dirac-3 quantum optimization machine to develop quantum-based techniques for removing solar noise from space-based LiDAR data, a long-standing challenge in achieving reliable atmospheric sensing during daytime operations. This initiative underscores QCi’s growing role as a trusted government partner and the applicability of its quantum computing technology in scientific and environmental research.

●	Quantum Photonic Chip Foundry Update: QCi’s Tempe, Arizona thin-film lithium niobate (TFLN) photonic chip foundry, also known as Fab 1, focused on stabilizing production processes and ramping small-batch manufacturing to fulfill early customer orders. As the Company refines its manufacturing workflows, QCi continues to advance discussions with commercial and academic partners while planning for Fab 2, a second, larger facility designed to support higher-volume production in the coming years.

●	Expanding Industry Engagement: During the quarter, QCi actively participated in multiple conferences and industry events to broaden awareness of its technology across both academic and commercial communities. These events included the European Conference on Optical Communication, Quantum.Tech Europe, Quantum World Congress, IEEE International Conference on Quantum Computing and Engineering, and the Dutch Photonics Event, among others. The Company also joined the Quantum Economic Development Consortium (QED-C), further aligning QCi with leading organizations driving the advancement and standardization of the quantum industry.

●	Strategic Hiring to Support Growth and Execution: QCi continued to expand its engineering and operations teams. The Company remains focused on attracting top talent across engineering, research, and production as it executes its long-term roadmap toward scalable quantum and photonic manufacturing.

Earnings Conference Call

The Company will host its third quarter conference call today, Friday, November 14, 2025, at 4:30 p.m. ET. To access the live webcast of the conference call, visit the QCi Investor Relations page at To access the live webcast of the conference call, visit the QCi Investor Relations page at https://quantumcomputinginc.com/investor-relations. Investors may also access the webcast via the following link: https://www.webcaster5.com/Webcast/Page/3051/53123.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use access code: 125609.

A replay of the teleconference will be available until November 28, 2025, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 53123.

About Quantum Computing Inc.

Quantum Computing Inc. (Nasdaq: QUBT) is an innovative, integrated photonics and quantum optics technology company that provides accessible and affordable quantum machines and TFLN foundry services to the world today. QCi’s products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technologies and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, and cybersecurity, as well as remote sensing applications.

Company Contact:

Rosalyn Christian/John Nesbett

IMS Investor Relations

investors@quantumcomputinginc.com

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, generally identified by terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” “aim to,” or variations of these or similar words, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of QCi and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the timing of orders and revenue, and the outcome of ongoing collaborations and demonstration projects with certain U.S. government agencies, academic institutions and commercial customers, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, QCi undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

IMPORTANT NOTICE TO USERS (summary only, click here for full text of notice): All information is unaudited unless otherwise noted or accompanied by an audit opinion and is subject to the more comprehensive information contained in our SEC reports and filings. We do not endorse third-party information. All information speaks as of the last fiscal quarter or year for which we have filed a Form 10-K or 10-Q, or for historical information the date or period expressly indicated in or with such information. We undertake no duty to update the information. Forward-looking statements are subject to risks and uncertainties described in our Forms 10-Q and 10-K.

QUANTUM COMPUTING INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Total revenue	$384	$101	$484	$311
Cost of revenue	258	92	319	233
Gross profit	126	9	165	78
Operating expenses
Research and development	4,509	2,244	13,469	6,560
Sales and marketing	787	363	2,139	1,243
General and administrative	5,234	2,840	13,418	9,298
Total operating expenses	10,530	5,447	29,026	17,101
Loss from operations	(10,404)	(5,438)	(28,861)	(17,023)
Non-operating income (expense)
Interest and other income	3,544	70	7,083	180
Interest expense	(4)	(307)	(120)	(462)
Change in fair value of derivative liability	9,246	-	4,780	-
Income (loss) before income tax provision	2,382	(5,675)	(17,144)	(17,305)
Income tax provision	-	-	-	-
Net income (loss)	2,382	(5,675)	(17,118)	(17,305)
Other comprehensive loss
Unrealized losses on available-for-sale debt securities	(26)	-	(26)	-
Total comprehensive income (loss)	$2,356	$(5,675)	$(17,144)	$(17,305)

Income (Loss) per share:
Basic	$0.01	$(0.06)	$(0.12)	$(0.19)
Diluted	$0.01	$(0.06)	$(0.12)	$(0.19)

Weighted average shares used in computing net income (loss) per common share:
Basic	160,399	93,048	145,752	80,063
Diluted	166,833	93,048	145,752	80,063

QUANTUM COMPUTING INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except par value data)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$352,436	$78,945
Accounts receivable, net	491	27
Inventory	956	18
Short-term investments	203,136	-
Accrued interest receiveable	4,889	-
Prepaid expenses and other current assets	885	161
Total current assets	562,793	79,151
Property and equipment, net	12,675	8,212
Operating lease right-of-use assets	2,520	1,522
Intangible assets, net	7,005	8,972
Goodwill	55,573	55,573
Long-term investments	257,473	-
Other non-current assets	131	129
Total assets	$898,170	$153,559

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,170	$1,372
Accrued expenses	1,500	2,134
Deferred revenue	323	79
Other current liabilities	641	974
Total current liabilities	3,634	4,559
Derivative liability	14,743	40,532
Operating lease liabilities	1,943	1,181
Total liabilities	20,320	46,272
Commitments and Contingencies (see Note 9)
Stockholders’ equity:
Preferred stock	-	-
Common stock	19	13
Additional paid-in capital	1,095,457	307,756
Accumulated deficit	(217,600)	(200,482)
Accumulated other comprehensive loss	(26)	-
Total shareholders’ equity	877,850	107,287
Total liabilities and shareholders’ equity	$898,170	$153,559

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